Exhibit 99

Florida Power & Light Company Media Line: 561-694-4442 Jan. 11, 2021 @FPL_Newsroom FOR IMMEDIATE RELEASE

FPL envisions a more resilient and sustainable Florida with kickoff of customary base rate setting process for 2022-2025

•FPL delivers America’s best energy value – electricity that’s not just clean and reliable, but also affordable – thanks to consistent and disciplined, long-term investments supported by customer base rates
•The company’s four-year plan is necessary to support continued investments that benefit customers as the company builds a more resilient and sustainable energy future for Florida in the face of climate change and strong, frequent severe weather
•Typical FPL customer bills expected to remain well below the national average through 2025, even with the proposed rate adjustment
•FPL’s 2022-2025 formal base rate request will be a combined filing with Gulf Power Company, which legally merged with FPL on Jan. 1, 2021
•Through the consolidation of FPL and Gulf Power, the typical 1,000-kWh residential customer bill in Northwest Florida is projected to decrease by the end of FPL’s proposed four-year rate plan

JUNO BEACH, Fla. – Florida Power & Light Company (FPL) today notified the Florida Public Service Commission (PSC) that it expects to file a formal request in the coming months for new base rates. The company intends to propose a four-year rate plan that would begin in January 2022, once its current base rate settlement agreement concludes at the end of this year. FPL previously extended operations under the rate agreement by freezing base rates for an additional year through 2021.

FPL now serves 5.6 million customer accounts from Miami to Pensacola across more than half of Florida(1), a rapidly growing state on the front lines of climate change and strong, frequent severe weather. Recognizing this, FPL’s plan will enable the company to continue building a more resilient and sustainable energy future for everyone – including future generations – while keeping typical customer bills lower than the national average through at least 2025.

“Delivering clean, reliable and affordable energy to customers is a duty each of us at FPL takes extremely seriously, particularly during these difficult and challenging times,” said Eric Silagy, president and CEO of FPL. “Providing an essential service to today’s customers comes with the fundamental responsibility to constantly look over the horizon to ensure we’re ready to serve them tomorrow as well. Of course, we’re mindful there’s never a good time to request a rate increase, but we remain steadfastly committed to providing customers unparalleled value for their money while building an energy future they can depend on. To do that, we’re asking for regulatory approval to continue our disciplined, long-term investment strategy in infrastructure, clean energy and other innovative technology that are the foundation of our communities. Over
1)On Jan. 1, 2021, Gulf Power, which serves customers in Northwest Florida, legally combined with FPL. Gulf Power will continue as a separate operating division under the Gulf Power name through 2021.

the past 15 years, we’ve repeatedly demonstrated that this innovative and long-term approach provides customers with lower bills and higher reliability today, and positions Florida for even greater success tomorrow.”

In 2006, FPL’s bill was slightly above the national average but has decreased roughly 10% over the last 15 years while the national average has increased approximately 30% during roughly the same period. FPL’s typical 1,000-kWh residential customer bill is lower today than it was 15 years ago and 30% lower than the national average.

As FPL’s bill has decreased over time, the service it provides customers has consistently and demonstrably improved. FPL’s investments to build a stronger, smarter energy grid has resulted in best-in-state reliability every year since 2006, as well as repeated national recognition. In 2020, FPL received the ReliabilityOne® National Reliability Excellence Award, presented by PA Consulting, for the fifth time in the last six years. Since becoming sister companies with FPL in 2019, Gulf Power has delivered operational and financial benefits for customers, including the company’s best-ever service reliability in 2019. Gulf Power delivered even better reliability in 2020 and earned the 2020 ReliabilityOne® Award for Outstanding Reliability Performance in the Southeast suburban/rural service area. FPL is one of the nation’s cleanest electric utilities, with a modern, state-of-the art fleet of ultra-efficient clean energy centers and a rapidly growing portfolio of solar power plants as part of the company’s “30-by-30” plan to install 30 million solar panels by 2030.

“Even as the price of many goods and services increases year after year – often with little to no warning – the price of electricity from FPL has come down over the last 15 years while service has become significantly cleaner and more reliable. This does not and cannot happen by accident. Instead, it’s the direct result of smart, long-term investments that reduce costs and improve efficiencies. In the coming months, we look forward to demonstrating how our 2022-2025 base rate proposal will help us continue delivering the clean, reliable and affordable energy customers expect and deserve in the years ahead,” said Silagy.

Aligned with previous multi-year proposals, FPL is designing its new rate plan in a way that keeps costs down for customers over the long term while supporting continued investments to further enhance its infrastructure and improve the efficiency of its system.

Overview of request
FPL, which has not requested a general rate increase since 2016 and extended its current rate agreement by freezing base rates for an additional year, is finalizing its base rate adjustment proposal that would cover the next four years (2022-2025) and provide continued, longer-term cost certainty for customers.

FPL expects the proposal to include:
•In 2022, an adjustment to base annual revenue requirements of approximately $1.1 billion.
•In 2023, a subsequent year adjustment to base annual revenue requirements of approximately $615 million.
•In 2024 and 2025, a request for a Solar Base Rate Adjustment (SoBRA) mechanism to recover up to 900 megawatts (MW) of cost-effective solar projects in each year. If the full amount of new solar capacity allowed under the SoBRA proposal was constructed, FPL’s preliminary estimate is that it would result in general base rate adjustments of approximately $140 million in 2024 and $140 million in 2025, which would be partially offset by a reduction in fuel costs on the clause portion of customer bills.
1)On Jan. 1, 2021, Gulf Power, which serves customers in Northwest Florida, legally combined with FPL. Gulf Power will continue as a separate operating division under the Gulf Power name through 2021.

The total of these rate increase requests over the four-year period from 2022 through 2025 would result in an estimated average increase in total revenue of less than 3.7% per year. FPL projects typical customer bills will remain well below the national average even with the proposed increase. In fact, adjusted for inflation, FPL’s typical bill in January 2022 would be nearly 22% less than it was in 2006. In nominal terms, FPL’s projected bill in January 2022 is projected to be just 3.5% higher than it was in 2006.Through the consolidation of FPL and Gulf Power, the typical residential customer bill in Northwest Florida is projected to be lower than today’s bill by the end of the proposed four-year rate plan.

The phased-in rate adjustments are necessary to help pay for the more than $29 billion FPL is investing during the four-year period from 2019 through 2022 to benefit customers, including improving electric service reliability, reducing emissions and improving generation fuel efficiency, strengthening its electric system to make it more resilient in severe weather and preparing for customer growth. In addition, FPL will continue to make significant investments throughout the base rate proposal timeframe to further improve service for its customers.

Most FPL customers power their homes for just a few dollars a day. FPL’s residential customer monthly usage median is 950 kWh, which means most FPL customer households consume less than the standard, 1,000-kWh typical bill benchmark, which is currently about $99. The typical 1,000-kWh Gulf Power residential customer bill is approximately $140.

Until FPL files its formal request, which is expected to occur in March, all rate, bill and revenue figures are estimates. Customers can visit FPL.com/answers or GulfPower.com/answers to learn more about the request. Once the formal request has been filed, the website will enable customers to calculate the estimated impact to their bills in 2022 based on their current electricity usage.

Delivering service efficiently
FPL ranks best-in-class among all major U.S. utilities based on its operating and maintenance (O&M) costs per kWh of retail sales. Compared with the average utility’s O&M costs, FPL’s innovative and relentless day-to-day focus on driving costs out of the business saves customers nearly $2.6 billion annually, which equates to savings of about $24 a month on a typical residential customer’s $99 bill. Never satisfied, FPL continues to find new ways to work more efficiently to save customers money. For example, FPL’s 2022 non-fuel O&M, which will be reflected in the company’s upcoming filing, is projected to be lower than FPL’s 2018 best-in-class level.

As an example, FPL’s Project Accelerate, an annual program designed to find new ways to improve efficiency, lower costs and save money, is expected to produce more than $1.5 billion in savings for customers over the company’s four-year rate plan, which is an annual savings run rate of approximately $390 million that will be reflected in the proposed rate plan. Another significant cost-saving measure that FPL has taken during the current rate plan is its merger and consolidation with Gulf Power. FPL estimates the consolidation is resulting in approximately $82 million per year in O&M savings for the combined company. FPL also projects system benefits of approximately $1.5 billion over the next 30 years as a result of power generation upgrades already underway, a new transmission line physically connecting both companies and the ability to dispatch from, and plan for, a common fleet of power generation resources. In total, customer savings from combining the two companies is projected to be $2.8 billion.

The company is committed to operating efficiently in order to deliver reliable service while keeping increases low, even while the costs of other essential products and services have risen
1)On Jan. 1, 2021, Gulf Power, which serves customers in Northwest Florida, legally combined with FPL. Gulf Power will continue as a separate operating division under the Gulf Power name through 2021.

dramatically. For example, groceries, medical care, health insurance and housing increased 25%-75% from 2006 to 2020. Meanwhile, FPL’s typical customer bill is 10% lower today than it was in 2006.

While FPL’s focus on efficiency and productivity has lessened the impact, the costs of many materials and products the company must purchase in order to provide clean, reliable and affordable power have increased. These increased expenses, combined with the projected addition of approximately one-half million new customers during the seven-year period beginning in 2018, are driving higher operating costs.

Investing in Florida to keep the state strong, competitive and successful
As Florida’s largest private investor, FPL is proposing a four-year rate plan that will support continued investments in long-term infrastructure and advanced technology that will help keep customer bills low and reliability high over the long term. For the period 2019 through 2022, FPL will have invested more than $29 billion to benefit customers, with additional significant investments expected in 2023 and beyond to meet the growing needs of Florida’s economy and continue delivering outstanding value for customers.

These investments support the continued building of a stronger, smarter and more resilient energy grid. Consistently the top priority for customers, the expectation and need for reliable, around-the-clock electric service has only been amplified amid the coronavirus (COVID-19) pandemic as more customers work and attend school remotely. Beyond customer expectations, hundreds of new federal regulatory requirements implemented since 2017, including new cyber security standards, have required FPL to continue investing in its infrastructure.

While FPL has been awarded the most reliable electric utility in the U.S. for five of the last six years, climate change and Florida’s strong, frequent severe weather requires the company to continue investing in the energy grid. Additional investments in building a stronger, smarter electric system are crucial as FPL continues to further improve the reliability of its service for customers, including fewer outages and faster restoration. Also, FPL continues to invest in smart grid technology that enables the company to continually monitor and assess the health of its system, predict potential issues before they disrupt service to customers and restore power faster following outages.

The proposal will also include FPL’s continued investments in cleaner, more efficient power generation. FPL’s ultra-efficient fleet of state-of-the-art power plants has one of the cleanest emissions profiles among comparable utilities nationwide, and the company continues to rapidly expand solar energy. From 2019 through 2022, FPL will have added more than 2,700 MW of power generation, the costs for which are not included in current customer rates. Although these investments are supported by base rates, they are expected to generate substantial savings for customers over the long term by reducing fuel and other costs, resulting in substantial net customer savings over the lives of the investments.

FPL’s track record of making smart power generation improvements is strong. For example, since 2001, FPL’s investments in high-efficiency natural gas energy centers have saved customers nearly $11 billion in fuel costs and prevented more than 145 million tons of carbon dioxide emissions, equivalent to negating the emissions output of every registered vehicle in Florida for nearly the next four years.

FPL’s annual capital investments in Florida far exceed its annual earnings, making the company’s financial strength, particularly its allowed return on equity (ROE), critical to financing
1)On Jan. 1, 2021, Gulf Power, which serves customers in Northwest Florida, legally combined with FPL. Gulf Power will continue as a separate operating division under the Gulf Power name through 2021.

these important improvements on behalf of customers. As part of its base rate request, FPL expects to propose that its allowed ROE midpoint be set at 11.50%, which includes a 0.5% performance incentive in recognition of FPL’s superior performance, relative to other utilities in Florida and the nation. FPL’s financial strength – in all financial climates – directly benefits customers, enabling the company to borrow money at lower interest rates and attract investors needed to support the types of smart, long-term investments that improve service and keep bills low over time. FPL’s best-in-class or top-decile performance across numerous key metrics translate into a customer value that’s among the best in the nation. FPL’s proposed ROE midpoint will better reflect this and encourage continued strong performance.

As it has from the moment COVID-19 became widespread in March 2020, FPL remains committed to supporting customers experiencing hardship due to the pandemic and the resulting economic uncertainty. To date, FPL has provided customers approximately $75 million in relief through various programs and initiatives. As Florida recovers, the company will continue to assist customers who need it most. However, the pandemic is also a stark reminder of the importance of reliable electricity and the need for continued smart, long-term investments in infrastructure, clean energy and innovative technology that will enable FPL to serve customers now and for decades to come.

FPL plans to formally file its petition and testimony with the PSC in March to enable a thorough review and a decision to be reached before the end of 2021.

Florida Power & Light Company
Florida Power & Light Company is the largest energy company in the U.S. as measured by retail electricity produced and sold. The company serves more than 5.6 million customer accounts supporting more than 11 million residents across Florida with clean, reliable and affordable electricity. FPL operates one of the cleanest power generation fleets in the U.S and in 2020 won the ReliabilityOne® National Reliability Excellence Award, presented by PA Consulting, for the fifth time in the last six years. The company was recognized in 2020 as one of the most trusted U.S. electric utilities by Escalent for the seventh consecutive year. FPL is a subsidiary of Juno Beach, Florida-based NextEra Energy, Inc. (NYSE: NEE), a clean energy company widely recognized for its efforts in sustainability, ethics and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune’s 2020 list of “World’s Most Admired Companies.” NextEra Energy is also the parent company of NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun and a world leader in battery storage. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.GulfPower.com, www.NextEraEnergyResources.com.

1)On Jan. 1, 2021, Gulf Power, which serves customers in Northwest Florida, legally combined with FPL. Gulf Power will continue as a separate operating division under the Gulf Power name through 2021.